Exhibit 99.1

NEWS RELEASE

DATE:	October 20, 2010 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG — Announces Earnings for the Third Quarter 2010

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the third quarter ended September 30, 2010.  The Company reported net income of $4.6 million for the third quarter of 2010 and earnings per common share of $0.19 compared to $1.4 million in net income and $0.03 earnings per common share reported in the third quarter of 2009.

Mr. Brown stated, “Credit related expenses, specifically provision expense, declined significantly for the first time in two years, reflecting improvement in our overall loan quality.  The lower provision expense led to a substantial increase in our overall profitability.  We continue to be encouraged that the number and dollar amount of new non-performing loans has slowed significantly.  While I believe credit quality has begun to mend, we remain diligent in our focus on returning our loan quality to acceptable levels.”

Mr. Brown continued, “Revenue remained stable for the third quarter due to a strong net interest margin, which was aided by the payoff of a large non-performing loan and healthy mortgage and service charge revenue.  The implementation of Regulation E in August appears to have had a minimal impact on our service charge revenue.  For the past couple of years our revenue has been positively impacted by the significant decline in deposit costs resulting from lower interest rates.  Over this period, deposit and borrowing costs have declined quicker than income from loans and securities, even while loan balances have decreased at a moderate pace. We are beginning to experience a flattening in our deposit costs, yet the continued decline in interest rates and in loan balances is beginning to have an impact on our overall revenue.  We believe this trend will continue for the foreseeable future and, as a result, we are placing additional emphasis on growing core checking balances, particularly from small and medium-sized businesses, and providing credit to those businesses.  However, to date loan demand from this segment has not returned on an industry-wide basis; we will continue to prioritize this strategy over the next few years as we believe there is a significant opportunity in our markets.”

Mr. Brown concluded, “On October 1, 2010, we announced the sale of our property, casualty and health insurance lines of business from our insurance subsidiary, MainSource Insurance, to Encore Insurance, LLC.  We will continue to sell annuity and life insurance products as they are more aligned with other core products we offer.  The sale was made to the former management team of MainSource Insurance and we wish Encore and its employees much success.”

NET INTEREST INCOME

Net interest income was $25.8 million for the third quarter of 2010, which was an $861 thousand increase over the third quarter of 2009, representing an increase of 3.5%.  During the quarter, the Company received a payoff of a $6.0 million non-performing loan.  As a result of this payoff, the Company recovered $1.2 million in interest income.  The Company’s net interest margin, on a fully-taxable equivalent basis, was 4.14% for the third quarter of 2010 versus 3.83% for the third quarter of 2009.  The increase in the net interest margin was primarily related to the aforementioned interest recovery.  In addition the Company’s cost of funds decreased significantly due to the current interest rate environment and a slight shift in the funding mix.

NON-INTEREST INCOME

The Company’s non-interest income was $9.4 million for the third quarter of 2010 compared to $9.8 million for the same period in 2009.  The decrease was primarily due to the swing in gains/losses on OREO properties.  In the third quarter of 2010, the Company recorded $595 thousand of losses on OREO properties compared to $323 thousand of OREO gains in the same period a year ago.  The majority of the loss in the third quarter of 2010 was related to one property that has been in OREO for slightly over a year.  An updated appraisal on this property triggered the write-down.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.0 million for the third quarter of 2010 compared to $21.7 million for the same period in 2009, an increase of $1.3 million.  The increase was primarily related to an increase in employee expenses as a result of the de novo office in Columbus, Indiana and an increase in FDIC insurance expense.

BALANCE SHEET AND CAPITAL

Total assets were $2.85 billion as of September 30, 2010 compared to $2.93 billion a year ago.  Total loans were $1.7 billion as of September 30, 2010, a decrease of $218 million compared to September 30, 2009.  Charge-offs of non-performing loans and overall weak loan demand continue to drive loan balances down.  In addition, as mortgage rates have hit all-time lows, a portion of the Company’s on-balance sheet, fixed-rate mortgage loans refinanced and were sold to the secondary market.  On the liability side of the balance sheet, deposit balances remain at historically high levels.  Total deposits were $2.3 billion as of September 30, 2010.  The Company’s regulatory capital ratios remain strong and as of September 30, 2010 were as follows: leverage ratio of 9.5%, tier one capital to risk-weighted assets of 15.1%, and total capital to risk-weighted assets of 16.3%.  In addition, as of September 30, 2010 the Company’s tangible common equity ratio was 6.6%.

ASSET QUALITY

Non-performing assets were $89.3 million as of September 30, 2010 compared to $99.3 million as of September 30, 2009, and represented 3.13% of total assets at September 30, 2010 compared to 3.38% at September 30, 2009.  On a linked-quarter basis, non-performing assets decreased by approximately $4.0 million.  Net charge-offs for the third quarter of 2010 were $6.0 million.  Through the nine months ended September 30, 2010 net charge-offs were $33.4 million and represented 2.48% of average loans.  The Company’s allowance for loan losses was $42.5 million and represented 2.46% of total outstanding loans at September 30, 2010.  This compares to $54.9 million as of September 30, 2009, or 2.83% as a percent of loans and $41.4 million as of June 30, 2010, or 2.36% of total loans.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
Income Statement Summary
Interest Income	$34,017	$36,307	$102,327	$107,634
Interest Expense	8,223	11,374	25,938	34,889
Net Interest Income	25,794	24,933	76,389	72,745
Provision for Loan Losses	7,000	13,515	29,250	35,310
Noninterest Income:
Insurance commissions	562	520	1,679	1,556
Trust and investment product fees	508	425	1,690	1,066
Mortgage banking	1,917	1,706	5,128	7,297
Service charges on deposit accounts	4,634	4,542	12,881	11,944
Gain on sales of securities	—	(24)	2,978	185
Interchange income	1,415	1,380	4,089	3,486
Other	370	1,247	2,152	3,769
Total Noninterest Income	9,406	9,796	30,597	29,303
Noninterest Expense:
Employee	12,713	11,895	37,589	35,076
Occupancy	1,620	1,627	5,006	5,056
Equipment	1,874	1,882	5,762	5,452
Intangible amortization	517	552	1,550	1,647
Telecommunications	474	519	1,420	1,567
Stationary, printing, and supplies	388	423	1,107	1,213
Goodwill impairment	—	—	—	45,076
FDIC assessment	1,289	724	3,647	3,546
Other	4,131	4,049	11,987	11,377
Total Noninterest Expense	23,006	21,671	68,068	110,010
Earnings (Loss) Before Income Taxes	5,194	(457)	9,668	(43,272)
Provision (benefit) for Income Taxes	594	(1,845)	(346)	(7,769)
Net Income (Loss)	$4,600	$1,388	$10,014	$(35,503)
Preferred Dividends & Accretion	$(763)	$(763)	$(2,290)	$(2,155)
Net Income (Loss) Available to Common Shareholders	$3,837	$625	$7,724	$(37,658)

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
Average Balance Sheet Data
Gross Loans	$1,743,061	$1,974,496	$1,801,700	$1,996,874
Earning Assets	2,593,086	2,684,644	2,611,571	2,626,038
Total Assets	2,871,961	2,943,079	2,880,190	2,910,883
Noninterest Bearing Deposits	267,501	238,336	254,456	235,105
Interest Bearing Deposits	1,993,964	2,030,515	1,999,046	1,924,060
Total Interest Bearing Liabilities	2,265,158	2,358,384	2,296,551	2,306,591
Shareholders’ Equity	309,238	320,058	302,505	343,805

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
Per Share Data
Diluted Earnings Per CommonShare	$0.19	$0.03	$0.38	$(1.87)
Cash Dividends Per Common Share	0.01	0.05	0.03	0.245
Market Value - High	7.67	7.74	9.00	15.16
Market Value - Low	5.43	5.64	4.40	4.85
Average Outstanding Shares (diluted)	20,149,906	20,148,462	20,149,742	20,136,362

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
Key Ratios
Return on Average Assets	0.64%	0.19%	0.46%	-1.63%
Return on Average Equity	5.90%	1.72%	4.43%	-13.81%
Net Interest Margin	4.14%	3.83%	4.07%	3.81%
Efficiency Ratio (1)	63.08%	60.70%	61.51%	62.08%
Net Overhead to Average Assets (1)	1.88%	1.60%	1.74%	1.64%

	September 30	June 30	March 31	December 31	September 30
	2010	2010	2010	2009	2009
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,725,241	$1,755,201	$1,824,824	$1,885,447	$1,943,797
Allowance for Loan Losses	42,460	41,436	43,025	46,648	54,941
Total Securities	812,160	741,351	727,279	714,607	678,486
Goodwill and Intangible Assets	72,527	73,044	73,561	74,077	109,863
Total Assets	2,853,541	2,851,700	2,861,257	2,906,530	2,934,326
Noninterest Bearing Deposits	270,212	270,682	256,099	250,438	245,697
Interest Bearing Deposits	1,982,417	1,973,643	1,963,264	2,020,212	1,990,007
Other Borrowings	230,251	240,496	269,003	272,231	281,704
Shareholders’ Equity	311,996	303,592	297,787	294,462	326,441

	September 30	June 30	March 31	December 31	September 30
	2010	2010	2010	2009	2009
Other Balance Sheet Data
Book Value Per Common Share	$12.71	$12.29	$12.01	$11.84	$13.43
Loan Loss Reserve to Loans	2.46%	2.36%	2.36%	2.47%	2.83%
Loan Loss Reserve to Non-performing Loans	52.86%	48.28%	47.25%	58.05%	61.43%
Nonperforming Assets to Total Assets	3.13%	3.27%	3.54%	3.12%	3.38%
Tangible Common Equity Ratio	6.59%	6.28%	6.03%	5.80%	5.69%
Outstanding Shares	20,136,362	20,136,362	20,136,362	20,136,362	20,136,362

	September 30	June 30	March 31	December 31	September 30
	2010	2010	2010	2009	2009
Asset Quality
Loans Past Due 90 Days or More and Still Accruing	$624	$421	$1,055	$3,279	$3,130
Non-accrual Loans	79,705	85,399	89,999	77,074	86,314
Other Real Estate Owned	9,020	7,501	10,107	10,386	9,874
Total Nonperforming Assets	$89,349	$93,321	$101,161	$90,739	$99,318

Net Charge-offs - YTD	$33,439	$27,462	$13,123	$34,245	$14,952
Net Charge-offs as a % of average loans	2.48%	3.02%	2.85%	1.73%	1.00%

(1) 2009 ratios exclude a goodwill impairment charge of $45.1 million.

MainSource Financial Group is listed on the NASDAQ Global Select Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 68 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.